Exhibit 10.2

Advanced Micro Devices, Inc.
Executive Retirement Plan
Effective March 26, 2025
1.    Purpose. The Board of Directors of Advanced Micro Devices, Inc. (the “Company”) has established this Executive Retirement Plan (the “Plan”) to provide special benefits for Eligible Executives (as defined below) upon their termination of employment due to Retirement (as defined below) to ensure efficient and effective departure and succession planning, encourage promotional opportunities and set clear expectations with regard to remuneration upon the Retirement of Eligible Executives. This Plan is an “employee benefit plan,” as defined in Section 3(3) of ERISA and qualifies as a “top-hat” plan for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan. As a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, the Plan is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b).
2.    Definitions.
(a)    “Acquired Company” means any Person (or assets thereof) which is acquired by the Company (or a subsidiary of the Company) pursuant to the Company’s (or a subsidiary’s) acquisition of (i) all of the capital stock of such Person or (ii) all or substantially all of the assets of such Person.
(b)    “Acquired Employee” means an Eligible Executive who became an employee of the Company Group in connection with the Company’s (or a subsidiary of the Company’s) acquisition of an Acquired Company.
(c)    “Adjusted Service Date” means, with respect to an Eligible Executive, the date on which such Eligible Executive is deemed to have commenced full-time employment with the Company Group (or, if applicable, with an Acquired Company), as determined in in accordance with the Company’s human resources policies and procedures (as in effect from time to time) and reflected in the Company’s human resources information system.
(d)    “Administrator” means the CLRC and any officer of the Company to which the CLRC delegates authority to administer the Plan pursuant to Section 3(b).
(e)    “Bonus Plan” means, as applicable, the Company’s Executive Incentive Plan or the Company’s Annual Incentive Plan.
(f)    “Board” means the Company’s board of directors.
(g)    “CEO” means the Company’s Chief Executive Officer.

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(h)    “CLRC” means the Compensation and Leadership Resources Committee of the Board.
(i)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.
(j)    “COBRA Cash Payment” has the meaning given in Section 5(e).
(k)    “COBRA Premiums” has the meaning given in Section 5(e).
(l)    “COBRA Premium Period” has the meaning given in Section 5(e).
(m)    “Code” means the Internal Revenue Code of 1986, as amended.
(n)    “Company” has the meaning given in the preamble.
(o)    “Company Group” means, collectively, the Company and its direct and indirect subsidiaries.
(p)    “Effective Date” means March 26, 2025.
(q)    “Eligible Executive” means an executive, other than an Excluded Executive, serving as the CEO or as a President, Executive Vice President or Senior Vice President of the Company at such time as he or she provides the Notice described under Section 4.
(r)    “Equity Plan” means the Advanced Micro Devices, Inc. 2023 Equity Incentive Plan, as the same may be amended or restated from time to time, and any successor equity incentive plan to such plan.
(s)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(t)    “Excluded Executive” means an executive who is notified by the Administrator in writing that he or she is not eligible to participate in the Plan, provided that such written notice is provided by the Administrator within ninety (90) days of the later of (i) the Effective Date or (ii) the date on which such executive was first appointed to the position of CEO, President, Executive Vice President or Senior Vice President.
(u)    “Executive Severance Plan” means the Advanced Micro Devices, Inc. Executive Severance Plan for Executive and Senior Vice Presidents, as the same may be amended or restated from time to time.
(v)    “International Executive” means any Eligible Executive who has a work location outside the United States, Canada or the United Kingdom, who is not compensated from a payroll maintained in the United States, Canada or the United Kingdom, or who is otherwise subject to (or could cause any member of the Company Group to be subject to) legal or regulatory requirements of countries or jurisdictions outside the United States, Canada or the United Kingdom.
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(w)    “Misconduct” means, as determined in the sole discretion of the Administrator, an Eligible Executive’s: (i) violation of his or her obligations regarding confidentiality, or the protection of sensitive, confidential, or proprietary information and trade secrets; (ii) act or omission resulting in the Eligible Executive being charged with a criminal offense involving moral turpitude, dishonesty, or breach of trust; (iii) engaging in conduct which constitutes a felony (or state law equivalent), or plea of guilty or nolo contendere with respect to a felony (or state law equivalent) under applicable law; (iv) engaging in conduct that constitutes gross neglect; (v) insubordination or refusal to implement directives of the Eligible Executive’s manager; (vi) chronic absenteeism other than an approved leave of absence per the Company’s policies; (vii) failure to cooperate with any internal investigation of the Company; (viii) violation of the Company’s Worldwide Standards of Business Conduct or commission any other act of misconduct, or violation of any state or federal law relating to the workplace (including laws related to sexual harassment or age, sex or other prohibited discrimination); or (ix) material breach of the AMD Agreement, any Company policy, or any written agreement between the Eligible Executive and the Company.
(x)    “Other Written Agreement” means, with respect to an Eligible Executive, any written agreement between a member of the Company Group and such Eligible Executive that provides for compensation or benefits upon the Eligible Executive’s termination of employment, including any change of control agreement, employment agreement, offer letter, stock option award agreement, restricted stock unit award agreement, performance-based restricted stock unit award agreement, or any other equity award agreement.
(y)    “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, trust, association or entity or government, political subdivision, agency or instrumentality of a government.
(z)    “Plan” has the meaning given in the preamble.
(aa)    “PRSU” has the meaning given in Section 5(c).
(bb)    “Separation and Release Agreement” means a written agreement, in a form prescribed by the Company, which provides for (i) a general release of claims by an Eligible Executive in favor of the Company, the other members of the Company Group, and their applicable current and former affiliates, equity holders, officers, directors, and employees, and (ii) an acknowledgement of the Eligible Executive’s continuing restrictive covenant obligations under any written agreement between the Eligible Executive any member of the Company Group, and also includes a non-disparagement restrictive covenant and other terms and conditions determined by the Company.
(cc)    “Retirement” has the meaning given in Section 4.
(dd)    “Retirement Benefits” has the meaning given in Section 5.
(ee)    “Retirement Date” has the meaning given in Section 4(d).
(ff)    “Retirement Eligible” means, with respect to an Eligible Executive, such Eligible Executive either (i) has completed ten (10) Years of Service and is age 60 or older or will be age
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60 or older as of the Eligible Executive’s Scheduled Retirement Date or (ii) has completed five (5) Years of Service and is age 65 or older or will be age 65 or older as of the Eligible Executive’s Scheduled Retirement Date. For this purpose, with respect to an Eligible Executive who is an Acquired Employee, such Eligible Executive will not be Retirement Eligible until such Eligible Executive has completed at least two (2) Years of Service with the Company Group following the date on which such Eligible Executive became an Acquired Employee and otherwise satisfies the other conditions for being Retirement Eligible as set forth in the immediately preceding sentence.
(gg)    “Retirement Transition Agreement” has the meaning given in Section 4(c).
(hh)    “RSU” has the meaning given in Section 5(b).
(ii)    "Scheduled Retirement Date” has the meaning given in Section 4(c).
(jj)    “Section 409A” has the meaning given in Section 14.
(kk)    “Settlement Date” means, for an Eligible Executive who has satisfied all of the conditions to receive the Retirement Benefits, the date that is ten (10) calendar days following the date on which the Eligible Executive’s Separation and Release Agreement becomes binding and irrevocable; provided, however, that if the Eligible Executive’s Retirement Date occurs less than sixty (60) days before the end of a calendar year, the Settlement Date for any Retirement Benefit that is subject to (and not exempt from) Section 409A shall not be earlier than January 1 of the following calendar year.
(ll)    “Transition Period” has the meaning given in Section 4(c).
(mm)    “Years of Service” means, with respect to an Eligible Executive, (i) the number of completed years that have elapsed beginning on the Eligible Executive’s Adjusted Service Date and ending on his or her Scheduled Retirement Date.
3.    Administration.
(a)    This Plan shall be administered by the Administrator. The Administrator shall have full power to interpret and administer this Plan and full authority, subject to applicable laws, to: (i) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in this Plan or any Retirement Transition Agreement; (ii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan; and (iii) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of this Plan.
(b)    Except to the extent prohibited by applicable law or regulations, Administrator may delegate all or any portion of its responsibilities and powers to any officer or officers of the Company selected by it, and may designate any such officer to assist the Administrator in the administration of this Plan. Any such delegation, designation, or grant of authority may be revoked by the Administrator at any time, and the Administrator may at any time and from time
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to time exercise its power and authority under this Plan notwithstanding any such delegation, designation, or grant of authority.
(c)    Each determination provided for in the Plan or any Retirement Transition Agreement shall be made by the Administrator under such procedures as may from time to time be prescribed by the Administrator and shall be made in the sole and absolute discretion of the Administrator. All designations, determinations, interpretations, and other decisions under or with respect to this Plan or any Retirement Transition Agreement shall be within the sole and absolute discretion of the Administrator, may be made at any time and shall be final, conclusive, and binding upon the Company and the other members of the Company Group and any Eligible Executive or beneficiary or legal representative thereof. The Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Eligible Executive (whether or not such Eligible Executives are similarly situated).
(d)    No member of the Administrator, nor any agent of any of them, nor any officer or employee of the Company or any other member of the Company Group (each such Person, other than in such Person’s capacity as an Eligible Executive, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to this Plan. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to this Plan or any Retirement Transition Agreement hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person; provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case, not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Person may be entitled under the organizational documents of the Company or any other member of the Company Group, as a matter of law, under an individual indemnification agreement or contract, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Person or hold such Indemnifiable Person harmless.
4.    Eligibility. To be eligible to receive the benefits under this Plan, an Eligible Executive must satisfy each of the conditions set forth in clauses (a) through (e) of this Section 4 (a “Retirement”).
(a)    The Eligible Executive must be Retirement Eligible.
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(b)    The Eligible Executive must have provided written notice of his or her intent to retire to the CEO (unless the CEO is giving the Notice, in which case Notice is to be given to the chair of the CLRC) and provided a copy of such notice to ExecRetirement@amd.com (the “Notice”).
(c)    The Eligible Executive must have agreed in writing to a definitive agreement of transition and retirement (a “Retirement Transition Agreement”) in a form provided by the Company that sets forth, among other things, (i) the scheduled date of the Eligible Executive’s retirement (the “Scheduled Retirement Date”), which Scheduled Retirement Date shall be determined by the CEO in his or her discretion (unless the Eligible Executive is the CEO, in which case, the Scheduled Retirement Date shall be determined at the discretion of the independent members of the Board) and shall not be later than the date that is twelve (12) months following the date on which the Notice is delivered, and (ii) the terms and conditions of the Eligible Executive’s continuing employment with the Company Group during the period (the “Transition Period”) beginning on the date of the Retirement Transition Agreement and ending on the Scheduled Retirement Date (or such earlier date that the Eligible Executive’s employment terminates for any reason). The Retirement Transition Agreement will also provide, among other things, that neither (x) the termination of the Eligible Executive’s employment during the Transition Period, voluntarily or involuntarily, for any or no cause, nor (y) any reduction in the scope of an Eligible Executive’s duties or responsibilities, change to the person or persons to whom the Eligible Executive reports, and/or reduction in salary, benefits or compensation (target or actual) during the Transition Period will, in either case, constitute a constructive termination for any purpose, including under the Executive Severance Plan or any Other Written Agreement.
(d)    The Eligible Executive must have remained continuously employed in good standing until his or her Scheduled Retirement Date or, if earlier, the date of the Eligible Executive’s involuntary termination from the Company Group other than for Misconduct (as applicable, the “Retirement Date”). If the Eligible Executive’s employment with the Company Group terminates before the Scheduled Retirement Date for any reason other than the Eligible Executive’s involuntary termination from the Company Group other than for Misconduct, the Eligible Executive shall not be entitled to receive any benefits under this Plan.
(e)    The Eligible Executive must have executed, delivered and not revoked a general release and waiver of claims in a form provided by the Company.
5.    Retirement Benefits. If an Eligible Executive experiences a Retirement, such Eligible Executive shall receive the following benefits (each a “Retirement Benefit” and together the “Retirement Benefits”), subject to the terms and conditions of the Plan, including the Eligible Executive’s satisfaction of the release requirement in Section 6 hereof.
(a)    Each of the Eligible Executive’s outstanding options to acquire Company common stock that is (i) granted on or after the Effective Date and (ii) scheduled to vest and become exercisable within twelve (12) months following the Retirement Date, shall be deemed fully vested on the Retirement Date and any outstanding options that are not scheduled to vest within twelve (12) months following the Retirement Date will be cancelled and forfeited on the Retirement Date. Each of the Eligible Executive’s outstanding options to acquire shares of Company common stock that is vested and exercisable on the Retirement Date, including those
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deemed fully vested and exercisable on the Retirement Date by reason of the immediately preceding sentence, may be exercised by the Eligible Executive on or before the first (1st) anniversary of the Retirement Date; provided, however, that in no event shall any option remain exercisable beyond the maximum period allowed therefore under the provisions of the Equity Plan and the applicable option award agreement. Any of the foregoing options that the Eligible Executive fails to exercise on or before such expiration date of such option will expire and be forfeited at such time without consideration. Except as expressly modified by this Section 5(a), each option held by an Eligible Executive shall continue to be subject to the terms of the Equity Plan and the applicable option award agreement. For avoidance of doubt, no options that become vested and exercisable pursuant to this Section 5(a) may be exercised before the date on which the Eligible Executive’s Separation and Release Agreement becomes binding and irrevocable.
(b)    Each of the Eligible Executive’s outstanding and unvested time-based restricted stock units (“RSUs”) that is (i) granted on or after the Effective Date and (ii) scheduled to vest within twelve (12) months following the Retirement Date, shall be deemed fully vested on the Retirement Date and any of the Eligible Executive’s outstanding and unvested RSUs that are not scheduled to vest within twelve (12) months following the Retirement Date will be cancelled and forfeited on the Retirement Date. All RSUs that vest on the Retirement Date pursuant to this Section 5(b) shall be settled on or within ten (10) calendar days following the Settlement Date in accordance with the provisions of the Equity Plan and the applicable RSU award agreement. Except as expressly modified by this Section 5(b), each RSU held by an Eligible Executive shall continue to be subject to the terms of the Equity Plan and the applicable RSU award agreement.
(c)    A prorated portion of each of the Eligible Executive’s outstanding awards of performance-based restricted stock units (the “PRSUs”) that were granted to the Eligible Executive (i) on or after the Effective Date and (ii) more than one (1) year before the Retirement Date, shall be deemed earned and vested on the Retirement Date with such prorated portion equal to the product of (i) the target number of PRSUs covered by the applicable PRSU award, and (ii) a fraction (A) the numerator of which is the number of calendar days from (and including) the grant date of the PRSU award and ending on (and including) the Retirement Date and (B) the denominator of which is the total number of calendar days from (and including) the grant date of the PRSU award and ending on (and including) the last day of the performance period for such PRSU award. Any of the Eligible Executive’s outstanding and unvested PRSUs that do not become earned and vested on the Retirement Date pursuant to this Section 5(c) will be cancelled and forfeited on the Retirement Date. All PRSUs that become earned and vested on the Retirement Date pursuant to this Section 5(c) shall be settled on or within ten (10) calendar days following the Settlement Date in accordance with the provisions of the Equity Plan and the applicable PRSU award agreement. Except as expressly modified by this Section 5(c), each PRSU held by an Eligible Executive shall continue to be subject to the terms of the Equity Plan and the applicable PRSU award agreement.
(d)    If the Eligible Executive’s Retirement Date occurs after the end of a calendar year and, as of the Retirement Date, the Eligible Executive has not received payment of his or her annual bonus (if any) for such calendar year under the applicable Bonus Plan, the Eligible Executive will receive payment, If applicable, of his or her annual bonus for the calendar year
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ended immediately before the Retirement Date (the “Prior Year Bonus”), with the amount of such Prior Year Bonus determined based on the actual performance results (including relevant Company and individual performance metrics) for the applicable calendar year as determined in accordance with the applicable Bonus Plan and the Company’s bonus determination process. If applicable, the Prior Year Bonus will be paid to the Eligible Executive on or within ten (10) calendar days following the later of (i) the Settlement Date or (ii) the date that annual bonuses for the appliable calendar year are paid generally to participants in the applicable Bonus Plan.
(e)    The Eligible Executive (and his or her qualified beneficiaries (as defined by COBRA), as applicable) shall be eligible for continued coverage under the Company Group’s medical and dental plans as required by and pursuant to COBRA. The Company Group shall provide COBRA coverage only if such coverage is timely elected by the Eligible Executive or other qualified beneficiary. If the Eligible Executive timely elects continued coverage under COBRA, the Company will pay the Eligible Executive’s COBRA premiums necessary to continue coverage (including coverage for the Eligible Executive’s qualified beneficiaries, if applicable) (the “COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Retirement Date and ending on the earliest to occur of: (i) the date that is twelve (12) months following the Retirement Date; or (ii) the date the Eligible Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to the Eligible Executive, on the first day of each calendar month during the COBRA Premium Period, a fully taxable cash payment equal to the applicable COBRA Premiums for that month (including premiums for the Eligible Executive and the Eligible Executive’s qualified beneficiaries who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “COBRA Cash Payment”), for the remainder of the COBRA Premium Period. With respect to an International Executive who is not eligible to elect continued coverage under COBRA and who loses health coverage as a result of his or her Retirement, the Company may, but shall not be required to, provide the International Executive a substitute benefit or payment in respect of the COBRA Premiums or COBRA Cash Payment, as applicable, that the International Executive would have been entitled to receive pursuant to this Section 5(e) if such International Executive were eligible to elect continued coverage under COBRA.
6.    Separation and Release Agreement. An Eligible Executive’s right to receive any Retirement Benefit is contingent on the Eligible Executive’s execution and delivery of a Separation and Release Agreement within forty-five (45) calendar days of the Eligible Executive’s Retirement Date and non-revocation of such Separation and Release Agreement, such that the Separation and Release Agreement becomes binding and irrevocable. If the Eligible Executive fails to execute and deliver the Separation and Release Agreement within such forty-five (45)-day period, or if, following such execution and delivery, the Eligible Executive revokes the Separation and Release Agreement within the revocation period prescribed by law and set forth in the Separation and Release Agreement, the Eligible Executive will not be eligible to receive any benefit pursuant to this Plan. The Retirement Benefits are in lieu of any termination benefits which would otherwise be provided under the Executive Severance Plan, any other severance plan, policy or program maintained by a member of the Company Group, any Other Written Agreement, or under applicable law.
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7.    Claims and Appeals.
(a)    Any employee or other person who believes he or she is entitled to any payment under the Plan must submit a claim in writing to the Administrator, according to details provided in Section 19, within ninety (90) days of the earlier of (i) the date the claimant learned the amount of his or her Retirement Benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any Retirement Benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.
(b)    If the claimant’s claim is denied (or deemed denied), the claimant (or his or her authorized representative) may apply in writing to the Administrator, according to details provided in Section 19, for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial (or within sixty (60) days after the application is deemed denied) or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA. If written notice of the Administrator’s decision is not given to the applicant within the time prescribed in this Section 7(b) the application will be deemed denied on review.
(c)    The Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
(d)    No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures
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described above, (ii) has been notified by the Administrator that the application is denied (or the application is deemed denied due to the Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described above and (iv) has been notified in writing that the Administrator has denied the appeal (or the appeal is deemed to be denied due to the Administrator’s failure to take any action on the claim within the time prescribed by Section 7(b) above).
8.    Withholding for Taxes. Notwithstanding any other provisions of this Plan or any Retirement Transition Agreement, the Company Group shall have the right and is hereby authorized to withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any tax withholding requirements.
9.    Unfunded Plan. Neither the Company nor the Administrator shall have any obligation to segregate assets or establish a trust or other arrangements to meet the obligations created under the Plan. Any liability of the Company to any Eligible Executive shall be based solely upon contractual obligation created by the Plan. No such obligation shall be deemed to be secured by any pledge or encumbrance on the property of the Company. Each Eligible Executive shall have the status of a general unsecured creditor of the Company.
10.    Clawback. The Retirement Benefits shall be subject to the provisions of any compensation recovery (“claw-back”) policy implemented by the Company and applicable to an Eligible Executive, including, without limitation, the Advanced Micro Devices, Inc. Compensation Recovery Policy, as the same may be amended or restated from time to time.
11.    International Executives and Foreign Law Considerations. With respect to any International Executive, the Administrator may adopt such procedures, sub-plans or overriding Plan terms and conditions as may be necessary or advisable to comply with legal or regulatory requirements of countries or jurisdictions outside the United States. In the event an International Executive is admitted as a Participant to this Plan, the benefits provided under this Plan may be offset by amounts paid as separation benefits to the International Executive under local laws.
12.    Amendment or Termination of Plan. The CLRC may amend, alter, or terminate this Plan at any time, but no amendment, alteration or termination shall be made that would materially impair the rights of an Eligible Executive who has commenced his or her Transition Period without such Eligible Executive’s consent, except such an amendment made to comply with applicable law, including Section 409A of the Code. Notwithstanding anything contrary in this Section 12, any amendment or alteration of this Plan that materially increases the benefits to be paid or provided hereunder to the CEO shall be subject to the approval of the Board.
13.    Governing Law and Interpretation. This Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to” and the word “or” shall be understood to mean “and/or” where the context so requires.
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14.    Section 409A. It is intended that any Retirement Benefits be exempt from the application of Section 409A of the Code (“Section 409A”) as a short-term deferral and/or separation pay plan, or else be compliant with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each Eligible Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Eligible Executive in connection with the Plan or any other plan maintained by the Company, including any taxes and penalties under Section 409A, and the Company shall not have any obligation to indemnify or otherwise hold such Eligible Executive or any beneficiary harmless from any or all of such taxes or penalties. With respect to any Retirement Benefit that is considered “deferred compensation” subject to Section 409A, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each of the payments that may be made under the Plan is designated as a separate payment. If an Eligible Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no Retirement Benefits under the Plan that are “deferred compensation” subject to Section 409A shall be made to such Eligible Executive prior to the date that is six months after the date of such Eligible Executive’s “separation from service” within the meaning of Section 409A or, if earlier, the Eligible Executive’s date of death. All such delayed Retirement Benefits will be paid or provided (without interest) the earliest date permitted under Section 409A that is also a business day.
15.    No Assignment. In no event may any current or former employee of any member of the Company Group sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
16.    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
17.    Employment at Will. Neither this Plan nor any action or communication under this Plan (a) gives any individual any right with respect to employment or continuation of current employment with the Company or any other member of the Company Group or to employment that is not terminable at will, or (b) sets any individual’s employment with the Company or other member of the Company Group for any minimum or fixed period.
18.    ERISA. This Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b). The Plan is also intended to constitute an “unfunded welfare plan” maintained by the Company “for the purpose of providing benefits for a select group of management or highly compensated employees” such that it will be, among other things, exempt from the reporting and disclosure requirements of Part 1 of Title I of ERISA. In the event that the Plan does not meet the requirements of a “severance pay arrangements” or an “unfunded welfare plan”, as described above, the Plan is intended to be “a plan which is unfunded and maintained by an
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employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees”, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. This document serves as both the Plan’s plan document and the summary plan description for all purposes under ERISA.
19.    Additional Information.

Plan Name:	Advanced Micro Devices, Inc. Executive Retirement Plan
Plan Sponsor:	Advanced Micro Devices, Inc. c/o General Counsel 2485 Augustine Drive Santa Clara, California 95054
Identification Numbers:	EIN: 94-1692300 Plan Number: [·]
Plan Year:	Calendar year
Plan Administrator:	Advanced Micro Devices, Inc. Attention: Administrator of the Advanced Micro Devices, Inc. Executive Retirement Plan 2485 Augustine Drive Santa Clara, California 95054
Agent for Service of Legal Process:	Advanced Micro Devices, Inc. Attention: General Counsel 2485 Augustine Drive Santa Clara, California 95054
Type of Plan:	The cost of the Plan is paid by the Employer
Source of Funding:	The plan is unfunded and the Company pays for the cost of coverage out of its general assets.

20.    Statement of ERISA Rights.
As an Eligible Executive under the Plan, you have certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:
Receive Information About Your Plan and Benefits
    You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.
    You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.
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Prudent Actions by Plan Fiduciaries
In addition to creating rights for Eligible Executive, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Eligible Executives. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a Retirement Benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you make a written request to the Administrator (at the address in Section 19 above) for a copy of the Plan documents and you do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in a Federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
Assistance with Your Questions
If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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